Exhibit 10.40
February 14, 2011
Mr. Gonzalo G. Pique
c/o Energy Recovery, Inc.
1717 Doolittle Drive
San Leandro, CA. 94577
Via Email: ggpique@energyrecovery.com
     Re: Resignation Acceptance and Separation Package
Dear G.G.,
As Chairman of the Compensation Committee of the Board of Directors of Energy Recovery, Inc., I am writing to accept your resignation as president and chief executive officer of Energy Recovery, Inc. (“Company” or “ERI”) effective February 15, 2011, in order to reduce your responsibilities with the Company in prelude to retirement. As you know, your successor, Thomas S. Rooney, Jr., will join ERI as its new president and chief executive officer on February 16, 2011.
As we have agreed, you will remain an employee through May 13, 2011 to assist with the leadership transition. Through that date, you will continue to receive your current salary at the base annual rate of $350,000 and standard Company benefits. You will remain on the Board of Directors through June 10, 2011, the end of your current term. At the conclusion of your employment, you will be engaged on a consulting basis, as an advisor to the Board of Directors, through April 15, 2013. As a consultant, you will receive an annual fee of $25,000 and your stock options will continue to vest.
In addition, on February 10, 2011, the Compensation Committee of the Company’s Board of Directors approved cash retirement compensation for you in the total amount of $565,000, in exchange for your execution of the Company’s standard form of employee release agreement within twenty-one (21) days of your termination date. This cash retirement compensation will be paid in two installments. You will receive the first payment in the amount of $240,000 ten days after the Company’s receipt of your signed, unrevoked release agreement. You will receive the second payment of $325,000 on February 15, 2012. In the event of a “Change in Control,” as that term is defined in the Energy Recovery Inc. Change in Control Severance Plan, the consummation of which anticipated to occur prior to the first and/or second payment, and the successor entity does not agree to assume the obligation to pay any unpaid amount of the cash retirement compensation, then such unpaid amount will be paid by ERI prior to the Change in Control event.
Please accept these separation and retirement terms and benefits by signing this letter below and returning the signed copy to the Company’s Human Resources Department.
We truly thank you for your significant and lasting contributions to ERI and wish you all the best.
Sincerely,
/s/ Arve Hanstveit
Arve Hanstveit,
Chairman of the Compensation Committee of the
Board of Directors of Energy Recovery, Inc.

Acceptance:	/s/ G.G. Pique
G. G. Pique